Exhibit 99.1

NEWS RELEASE

Visteon Corporation Announces Partial Redemption of Its 6.75% Senior Notes Due 2019

VAN BUREN TOWNSHIP, Mich., Nov. 14, 2012 – Visteon Corporation (NYSE: VC), today announced that it has given the required notice under the governing indenture to redeem for cash $50,000,000 of its outstanding 6.75% Senior Notes due 2019 (the “Notes”) on Dec. 14, 2012 (the “Redemption Date”). The redemption price for the Notes will be 103% of the principal amount of the Notes, plus accrued and unpaid interest to the Redemption Date.

A notice of partial redemption is being sent to all currently registered holders of the Notes by The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the Notes. The trustee has advised Visteon that the selection of the Notes for redemption will be made by lot in accordance with the procedures of The Depository Trust Corporation. Beneficial holders with any questions about the redemption should contact their respective brokerage firms or financial institutions that hold Notes on their behalf.

This press release is for informational purposes only and is not an offer to buy, the solicitation of an offer to sell or a solicitation of consents with respect to, any of the Notes.

About Visteon

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronics and interior products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 28 countries and employs approximately 22,000 people. Learn more at www.visteon.com.

Forward-Looking Statements

This communication contains forward-looking statements that may state Visteon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Visteon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause Visteon’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect Visteon’s future results included in Visteon’s filings with the SEC at www.sec.gov.

Media Contact:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investor Contact:

Scott Deitz

734-710-2603

sdeitz@visteon.com